SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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ARRHYTHMIA RESEARCH TECHNOLOGY, INC.
(Name of Registrant as Specified in its Charter)

N/A
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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ARRHYTHMIA RESEARCH TECHNOLOGY, INC.
25 Sawyer Passway
Fitchburg, MA 01420
____________________
Supplement to the Proxy Statement
for the 2015 Annual Meeting of Stockholders
to be Held on June 16, 2015
____________________
The following information supplements and amends the proxy statement (the “Proxy Statement ”) of Arrhythmia Research Technology, Inc. (the “Company”) dated April 28, 2015, furnished to stockholders of the Company in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board”) for the 2015 Annual Meeting of Stockholders and any adjournment or postponement thereof (the “Annual Meeting”), to be held at the DoubleTree by Hilton, 99 Erdman Way, Leominster, Massachusetts, on Tuesday June 16, 2015, at 10:00 a.m., local time. All capitalized terms used in this supplement to the Proxy Statement (the “Supplement”) and not otherwise defined herein have the meaning ascribed to them in the Proxy Statement.
Supplemental Disclosure Concerning Proposal No. 3
As disclosed in the Proxy Statement, the Company is seeking stockholder approval at the Annual Meeting for the amendment to the Fourth Article of the Company’s Certificate of Incorporation (the “Blank Check Preferred Amendment”) to revise the current terms of the 2,000,000 shares of preferred stock, at $1.00 par value, to “blank check” preferred stock (“Blank Check Preferred”). The effect is to simplify the current specific terms of the 2,000,000 shares of Serial Preferred Stock (“Serial Preferred Stock”). The Blank Check Preferred Amendment will convert the 577,500 shares designated as 5¼% Cumulative Convertible Preferred Stock to “blank check” preferred stock and decrease the par value of the Serial Preferred Stock from $1.00 to $.001 per share. The Blank Check Preferred Amendment will not otherwise affect the current authority of the Board to issue up to 2,000,000 shares of the Serial Preferred Stock.
Following the Company’s proxy filing, Institutional Shareholder Services Inc. (“ISS”) issued a recommendation that its clients vote “AGAINST” Proposal 3 because the board has not specifically stated that the requested Blank Check Preferred stock will not be used for antitakeover purposes in the future. Although no shares of the authorized Serial Preferred Stock have been issued during the past 20 years and, to the best of management’s knowledge, since its authorization in 1987, the Board may issue Preferred Stock for financings or acquisitions as part of any growth strategy or other corporate purposes in its discretion. As with the existing authorization of Serial Preferred Stock, the interest of existing stockholders in the Company could be diluted by such issuance with respect to earnings per share, voting, dividends, liquidation rights and book and market value. The Blank Check Preferred Amendment is not being proposed to make available additional shares of Blank Check Preferred for antitakeover purposes and such shares will not be used for antitakeover purposes in the future.
If you have already returned your proxy card or voted your proxy over the Internet or by telephone, and would like to change your vote, you may revoke your proxy by (1) following the instructions on the Notice of Internet Availability and entering a new vote by mail, over the Internet or by telephone before the Annual Meeting, or (2) attending the Annual Meeting and voting in person. If you hold your shares through a broker, bank, or other nominee, you must contact them in order to find out how to change your vote.
The Board of Directors unanimously recommends that the stockholders vote FOR the Blank Check Preferred Amendment.
This Supplement is first being released to stockholders on or about June 11, 2015 and should be read together with the Proxy Statement. The information contained in this Supplement to the Proxy Statement modifies or supersedes any inconsistent information contained in the Proxy Statement.